Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Doc.com Inc. and its subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Doc.com Inc. and its subsidiaries (collectively, the "Company") as of December 31, 2024, the related consolidated statement of operations and other comprehensive income (loss), shareholders' equity (deficit), and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the company has an accumulated deficit of $ 9,702,776 and working capital deficit of $ 62,862,525 as of December 31, 2024. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating

the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

Intangible Asset

As disclosed in Note 12 to the consolidated financial statements, the Company recognized intangible assets in connection with a business combination, primarily consisting of a digital platform and customer relationships, with fair values as on the date of acquisition amounting to $23,119,947 and $2,603,538 respectively. The recognition and valuation of these intangible assets involved significant estimates and assumptions, and subject to a high degree of estimation uncertainty and significant auditor's judgment.

The principal considerations for our determination that performing procedures relating to the Management's assessment of valuation of such Intangible Asset is a critical audit matter include : (i) the significant judgment by management in developing fair value estimate for valuation of the intangible asset; and (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management's significant assumptions related to valuation of Intangible Asset (iii) involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included: (i) understanding the management's assessment for recognition and valuation of such intangible assets; (ii) discussed management's assumptions for recognition and valuation of such intangible assets; and (iii) evaluating the reasonableness of the significant judgments and assumptions made by Management's specialist for recognition and valuation of such intangible assets.

Mercurius & Associates LLP

Mercurius & Associates LLP

We have served as the Company's auditor since 2025.

New Delhi, India
Date: January 19, 2026